UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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SPS Commerce, Inc.

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333 South Seventh Street, Suite 1000

Minneapolis, Minnesota 55402

(612) 435-9400

April 1, 2013

Dear Stockholders:

You are cordially invited to join us for our 2013 annual meeting of stockholders, which will be held on Wednesday, May 15, 2013, at 8:30 a.m., Central Time, at 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402. The notice of annual meeting of stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote your shares promptly. You may vote your shares using a toll-free telephone number, using the internet or you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the proxy card.

We look forward to seeing you at the annual meeting.

Sincerely,

Archie C. Black

President and Chief Executive Officer

333 South Seventh Street, Suite 1000

Minneapolis, Minnesota 55402

(612) 435-9400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, May 15, 2013, at 8:30 a.m., Central Time

Place:	2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402

Items of Business:	1. The election of seven directors, each for a one-year term.

2.	Ratification of the selection of Grant Thornton LLP as the independent auditor of SPS Commerce, Inc. for the fiscal year ending December 31, 2013.

3.	An advisory vote on approval of the compensation of our named executive officers.

4.	An advisory vote on whether future votes to approve the compensation of our named executive officers should occur every one, two or three years.

5.	Any other business that may properly be considered at the meeting or any adjournment or postponement of the meeting.

Record Date:	You may vote at the meeting if you were a stockholder of record at the close of business on March 20, 2013.

Voting by Proxy:	Whether or not you plan to attend the annual meeting, please vote your shares by proxy to ensure they are represented at the meeting. To submit your proxy vote, you may follow the instructions for voting via telephone or the internet on the proxy card you received or you may sign, date and mail the proxy card in the envelope provided. The envelope is addressed to our vote tabulator, Broadridge Financial Solutions, Inc., and no postage is required if mailed in the United States.

Our proxy statement and 2012 annual report are available at www.spscommerce.com.

By order of the board of directors,

Archie C. Black

President and Chief Executive Officer

April 1, 2013

PROXY STATEMENT

i

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2013

The board of directors of SPS Commerce, Inc. is soliciting proxies for use at the annual meeting of stockholders to be held on May 15, 2013, and at any adjournment or postponement of the meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders, and management will report on matters of current interest to our stockholders and respond to questions from our stockholders. The matters outlined in the notice include the election of directors, the ratification of the selection of our independent auditor for 2013, an advisory vote on approval of the compensation of our named executive officers, and an advisory vote on whether future votes to approve the compensation of our named executive officers should occur every one, two or three years.

Who is entitled to vote at the meeting?

The board of directors has set March 20, 2013 as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 20, 2013, you are entitled to vote at the meeting. As of the record date, 14,955,624 shares of common stock, representing all of our voting stock, were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 14,955,624 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote generally in the election of directors as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly and timely submitted your proxy as described below under “How do I submit my proxy?”

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Two executive officers have been designated as proxies for our 2013 annual meeting of stockholders. These executive officers are Archie C. Black and Kimberly K. Nelson.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under “How do I submit my proxy?”

How do I submit my proxy?

If you are a stockholder of record, you can submit a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	over the internet; or

•	signing, dating and mailing the proxy card in the envelope provided.

To vote by telephone or the internet, you will need to use a control number that was provided to you by our vote tabulator, Broadridge Financial Solutions, and then follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee, which is similar to the voting procedures for stockholders of record. You will receive a voting instruction form (not a proxy card) to use in directing the broker, bank, trust or other nominee how to vote your shares.

What does it mean if I receive more than one printed set of proxy materials?

If you receive more than one printed set of proxy materials, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, vote once for each control number you receive as described above under “How do I submit my proxy?”

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you submit your proxy as described above so your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and later decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other form of proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

How does the board of directors recommend that I vote?

The board of directors recommends a vote:

•	FOR all of the nominees for director;

•	FOR the ratification of the selection of Grant Thornton LLP as the independent auditor of SPS Commerce, Inc. for the year ending December 31, 2013;

•	FOR the advisory approval of the compensation of our named executive officers; and

•	ONE YEAR for the advisory vote on the frequency of future votes to approve the compensation of our named executive officers.

What if I do not specify how I want my shares voted?

If you are a stockholder of record and submit a signed proxy card or submit your proxy by internet or telephone but do not specify how you want to vote your shares on a particular matter, we will vote your shares as follows:

•	FOR all of the nominees for director;

•	FOR the ratification of the selection of Grant Thornton LLP as the independent auditor of SPS Commerce, Inc. for the year ending December 31, 2013;

•	FOR the advisory approval of the compensation of our named executive officers; and

•	ONE YEAR for the advisory vote on the frequency of future votes to approve the compensation of our named executive officers.

Your vote is important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the annual meeting. If you are a street name holder and fail to instruct the stockholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. Other than the ratification of the selection of Grant Thornton LLP as our independent auditor for the year ending December 31, 2013, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares on any matter included in the notice of meeting. With respect to the ratification of the selection of Grant Thornton as our independent auditor for the year ending December 31, 2013, the rules permit member brokers to exercise voting discretion as to the uninstructed shares. For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise, voting discretion, the uninstructed shares will be referred to as a “broker non-vote.” For more information regarding the effect of broker non-votes on the outcome of the vote, see below under “How are votes counted?”

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	by submitting a later-dated proxy by telephone or the internet before 11:59 p.m. Eastern Time on Tuesday, May 14, 2013;

•	by submitting a later-dated proxy to the Chief Financial Officer of SPS Commerce, Inc., which must be received by us before the time of the annual meeting;

•	by sending a written notice of revocation to the Chief Financial Officer of SPS Commerce, Inc., which must be received by us before the time of the annual meeting; or

•	by voting in person at the meeting.

What vote is required to approve each item of business included in the notice of meeting?

The seven directors who receive a plurality of the voting power of the shares of common stock entitled to vote and present in person or represented by proxy at the meeting.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditor.

If the advisory vote on the compensation of our named executive officers receives more votes “for” than “against,” then it will be deemed approved.

The frequency of the advisory vote on compensation receiving the highest number of votes (one, two or three years) will be considered the frequency recommended by our shareholders.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each director nominee. You may vote “ONE YEAR,” “TWO YEAR,” “THREE YEARS” or “ABSTAIN” on the advisory vote on the frequency of future votes on the compensation of our executive officers. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals. If you properly submit your proxy but withhold authority to vote for one or more director nominees or abstain from voting on the other proposals, your shares will be counted as present at the meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting or withheld authority to vote. If you do not submit your proxy or voting instructions and also do not vote by ballot at the annual meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so. For more information regarding discretionary voting, see the information above under “What if I do not specify how I want my shares voted?”

If you withhold authority to vote for one or more of the director nominees or you do not vote your shares on this matter (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposal to ratify the selection of Grant Thornton LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote. Abstentions will have no effect on the advisory vote to approve the compensation of our named executive officers or the advisory vote regarding the frequency of future votes to approve the compensation of our named executive officers.

How can I attend the meeting?

All of our stockholders are invited to attend the annual meeting. You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.

Who pays for the cost of proxy preparation and solicitation?

SPS Commerce pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies by mail. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication. Our directors, officers and regular employees will receive no additional compensation for their services other than their regular compensation.

ITEM 1 — ELECTION OF DIRECTORS

The number of directors currently serving on our board of directors is seven. Messrs. Gorman, Black, Leestma, Spencer and Wehrwein were initially elected to our board of directors pursuant to a voting agreement that was entered into prior to our initial public offering among certain holders of our previously outstanding preferred stock. This voting agreement terminated in connection with the closing of our initial public offering. Upon recommendation of the governance and nominating committee, which acts as the nominating committee of the board of directors, the board has nominated seven current members of the board of directors for election at our 2013 annual meeting, who are Archie C. Black, Bradley A. Cleveland, Michael B. Gorman, Martin J. Leestma, Philip E. Soran, George H. Spencer, III and Sven A. Wehrwein. These individuals will each be a candidate for election to the board of directors to serve until our 2014 annual meeting or until his or her successor is elected and qualified. Each of the nominees has agreed to serve as a director if elected. The seven nominees receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. Proxies may not be voted for more than seven directors. If, for any reason, any nominee becomes unable to serve before the annual meeting occurs, the persons named as proxies may vote your shares for a substitute nominee selected by our board of directors.

The board of directors recommends a vote FOR the election of the seven director nominees. Proxies will be voted FOR the election of the seven nominees unless otherwise specified.

Set forth below is biographical information for each of the nominees for election as a director. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the board of directors to conclude that they should serve as directors.

ARCHIE C. BLACK:    Age 50, President, Chief Executive Officer and Director since 2001. Mr. Black joined us in 1998 as our Senior Vice President and Chief Financial Officer and served in those capacities until becoming our President and Chief Executive Officer. Prior to joining us, Mr. Black was a Senior Vice President and Chief Financial Officer at Investment Advisors, Inc. in Minneapolis, Minnesota. Prior to Investment Advisors, he spent three years at Price Waterhouse.

Mr. Black’s qualifications to serve on our board of directors include, among other skills and qualifications, his extensive management, financial, and operational experience as well as his experience with our company.

BRADLEY A. CLEVELAND:    Age 53, Director since November 2012. Mr. Cleveland has served as President and Chief Executive Officer of Proto Labs, Inc., a manufacturer of custom parts, since November 2001. Prior to November 2001, Mr. Cleveland co-founded and was Vice President of AeroMet Corporation, a laser additive manufacturing subsidiary of MTS Systems Corporation.

Mr. Cleveland’s qualifications to serve on our board of directors include, among other skills and qualifications, his experience as a chief executive officer of a publicly traded company and his general business experience due to his extensive work in the manufacturing industry.

MICHAEL B. GORMAN:    Age 47, Director since March 1998. Mr. Gorman is a Managing Director of Split Rock Partners, a venture capital firm which he co-founded in June 2004. From 1995 until June 2004, Mr. Gorman was a General Partner at St. Paul Venture Capital, a venture capital firm, where he focused on early-stage investing in software and internet services companies. Mr. Gorman’s prior work experience includes serving as a management consultant with Bain & Company, where he assisted clients in the development and execution of corporate strategies.

Mr. Gorman’s qualifications to serve on our board of directors include, among other skills and qualifications, his extensive experience with venture capital companies, including his focus on software and internet services companies, and his general business knowledge. As chairman of the governance and nominating committee, Mr. Gorman also keeps the board abreast of current issues and collaborates with our senior management team.

MARTIN J. LEESTMA:    Age 54, Director since March 2006 and Chairman since March 2011. Mr. Leestma is Chief Executive Officer and Chairman of the board of directors for Forthright Solutions, a solution provider for regulatory and legal compliance programs, and he has served as Chief Executive Officer since November 2011 and Chairman since 2008. Prior to Forthright, Mr. Leestma served as the President, Chief Executive Officer, and a member of the board of directors for Retek Information Systems, a software company, from 2003 to 2005, during which time Retek was a publicly traded company. Prior to joining Retek, he was Global Managing Partner of Retail Technology at Accenture from 1996 to 1999 and Managing Partner of North American Consumer Goods & Services from 1999 to 2002. He became Global Industry Managing Partner — Retail & CG&S industries in 2002 and served in this role until his departure in 2003. From 2005 to 2008, he served as an independent business consultant.

Mr. Leestma’s qualifications to serve on our board of directors include, among other skills and qualifications, his general business experience due to his work as an independent business consultant and his experience with public companies as the Chief Executive Officer of Retek Information Systems from 2003 to 2005.

PHILIP E. SORAN:    Age 56, Director since July 2010. Mr. Soran served as President, Chief Executive Officer, and a director of Compellent Technologies, Inc., a publicly traded company which he co-founded in March 2002, until its acquisition by Dell Inc. in February 2011, after which he served as the President of Dell Compellent from February 2011 to March 2012. Mr. Soran also serves on the board of directors for Hutchinson Technology, Inc., a technology manufacturer, and Piper Jaffray Companies, an investment bank and asset management firm, both of which are publicly traded companies. From July 1995 to August 2001, Mr. Soran served as President, Chief Executive Officer, and a member of the board of directors of Xiotech, which Mr. Soran co-founded in July 1995. Xiotech was acquired by Seagate in January 2000. From October 1993 to April 1995, Mr. Soran served as Executive Vice President of Prodea Software Corporation, a data warehousing software company. Mr. Soran also held a variety of management, sales, marketing, and technical positions with IBM. Mr. Soran also served on the board of directors of Stellent, Inc. from April 2003 until its acquisition by Oracle Corporation in December 2006.

Mr. Soran’s qualifications to serve on our board of directors include, among other skills and qualifications, his experience as a chief executive officer of a publicly traded company and his experience in founding and building technology companies as well as his corporate vision and operational knowledge, which provide strategic guidance to the board.

GEORGE H. SPENCER, III:    Age 49, Director since February 2000. Mr. Spencer is a Senior Managing Director at Seyen Capital, which he co-founded in October 2006, and a Senior Consultant to Adams Street Partners, LLC, which he co-founded and where he served as a Partner from 1999 to October 2006.

Mr. Spencer’s qualifications to serve on our board of directors include, among other skills and qualifications, his extensive experience in the venture capital industry and general business experience due to his service on the board of other companies. As chairman of the compensation committee, Mr. Spencer also keeps the board abreast of current issues and collaborates with our senior management team.

SVEN A. WEHRWEIN:    Age 62, Director since July 2008. Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. He has more than 35 years of experience as an investment banker, chief financial officer, and certified public accountant (inactive). He currently serves on the board of directors of Proto Labs, Inc., a manufacturer of custom parts, and Uroplasty, Inc., a medical device company, and previously served on the board of directors of Image Sensing Systems, Inc., a vehicle-detection software company, all of which are publicly traded companies. Mr. Wehrwein also served on the board of directors of Compellent Technologies, Inc. from April 2007 until its acquisition by Dell Inc. in February 2011, on the board of Vital Images, Inc. from May 1997 until its acquisition by Toshiba Medical in June 2011, and on the board of Synovis Life Technologies, Inc. until its acquisition by Baxter International, Inc. in February 2012.

Mr. Wehrwein’s qualifications to serve on our board of directors include, among other skills and qualifications, his capabilities in financial understanding, strategic planning, and auditing expertise, given experiences in investment banking and in financial leadership positions. As chairman of the audit committee, Mr. Wehrwein also keeps the board abreast of current audit issues and collaborates with our independent auditors and senior management team.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The board of directors conducts its business through meetings of the board and the following standing committees: audit, compensation, and governance and nominating. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.spscommerce.com. Other corporate governance documents available on our website include our Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics relating to the conduct of our business by our directors, officers and employees, which is posted on our website at www.spscommerce.com.

Director Independence

As required under The NASDAQ Stock Market rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. The board of directors consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of The NASDAQ Stock Market, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and our company, our management and our independent registered public accounting firm, the board of directors has affirmatively determined that all of the Company’s directors are independent directors within the meaning of the applicable listing standards of The NASDAQ Stock Market, except for Mr. Black, our current President and Chief Executive Officer.

As required under The NASDAQ Stock Market rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our board of directors are comprised entirely of directors determined by the board to be independent within the meaning of The NASDAQ Stock Market rules and regulations.

Board Leadership Structure

Mr. Leestma, a non-employee independent director, has served as our chairman of the board of directors since March 2011, while Mr. Black serves as our President and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board in its fundamental role of providing advice to, and independent oversight of, management. The board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman. Our Corporate Governance Guidelines require our chairman and Chief Executive Officer positions to be separate because the board of directors believes that having separate positions and having an independent director serve as chairman of the board is the appropriate leadership structure for us and demonstrates our commitment to good corporate governance.

Board Involvement in Risk Oversight

Our management is responsible for defining the various risks facing us, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The board of directors’ responsibility is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks; the board is not responsible, however, for defining or managing our various risks. The audit committee of the board of directors is primarily responsible for monitoring management’s responsibility in the area of financial risk oversight and the board of directors primarily responsible for monitoring management’s responsibility in our other areas of risk management. Accordingly, management regularly reported to the audit committee and the board of directors on risk management during 2012. The audit committee, in turn, reports on the matters discussed at the committee level to the full board. The audit committee and the full board focus on the material risks facing us, including financial, operational, market, credit, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. In addition, the compensation committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management. The board of directors believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Board Committees

The board of directors has established an audit committee, a compensation committee and a governance and nominating committee. Each of our committees has a charter and each charter is posted on our website. The following sets forth the membership of each of our committees.

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee
Archie C. Black
Bradley A. Cleveland		X
Michael B. Gorman			Chair
Martin J. Leestma	X	X
Philip E. Soran		X	X
George H. Spencer, III	X	Chair
Sven A. Wehrwein	Chair		X

Audit Committee

Among other matters, our audit committee:

•	evaluates the qualifications, performance and independence of our independent auditor and reviews and approves both audit and nonaudit services to be provided by the independent auditor;

•

discusses with management and our independent auditors any major issues as to the adequacy of our internal controls, any actions to be taken in light of significant or material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting;

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

•	administers our investment and cash management policies; and

•	prepares the audit committee report that SEC rules require to be included in our annual proxy statement and annual report on Form 10-K.

Each of the members of our audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. Our board of directors has determined that Mr. Wehrwein is an audit committee financial expert, as defined under the applicable rules of the SEC. Each member of our audit committee satisfies the NASDAQ Stock Market independence standards and the independence standards of Rule 10A-3(b)(1) of the Securities Exchange Act.

Compensation Committee

Our compensation committee reviews and approves on an annual basis the goals and objectives relevant to our Chief Executive Officer’s compensation and annually reviews the evaluation of the performance of our executive officers and approves our executive officers’ annual compensation. Our compensation committee also administers the issuance of stock options and other awards under our 2010 Equity Incentive Plan.

Governance and Nominating Committee

Our governance and nominating committee identifies individuals qualified to become members of the board of directors, recommends individuals to the board for nomination as members of the board and board committees, reviews the compensation paid to our non-employee directors and recommends any adjustments in director compensation and oversees the evaluation of our board of directors.

Meeting Attendance

Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the board of directors and of the committees on which they serve, as well as our annual meeting of stockholders. Our board of directors held nine (9) meetings and acted by written consent three (3) times during 2012. The audit committee of the board met eight (8) times, the compensation committee of the board met thirteen (13) times and acted by written consent one (1) time, and the governance and nominating committee of the board met ten (10) times and acted by written consent one (1) time during 2012. Each of our directors attended at least 75% of the meetings of the board of directors and the committees on which he served during 2012.

Procedures for Contacting the Board of Directors

Stockholders who wish to communicate with the board of directors may do so by writing to the board or a particular director in care of the Secretary of the Company. All communications will initially be received and processed by the Secretary of the Company, who will then refer the communication to the appropriate board member (either the director named in the communication, the chairperson of the board committee having authority over the matter raised in the communication, or the chairperson of the board in all other cases. The director to whom a communication is referred will determine, in consultation with our counsel, whether a copy or summary of the communication will be provided to the other directors. The board of directors will respond to communications if and as appropriate.

Procedures for Selecting and Nominating Director Candidates

Stockholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in Article II, Section 2.4(a)(2) of our bylaws, and with the rules and regulations of the Securities and Exchange Commission. Under our bylaws, only persons nominated in accordance with the procedures set forth in the bylaws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time you give the board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our bylaws, director nominations generally must be made pursuant to notice delivered to, or mailed and received at, our principal executive offices at the address above, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s annual meeting of stockholders. Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

Your notice also must set forth the following information for you and any beneficial owner on whose behalf you make a nomination: (i) the name and address of the stockholder, as they appear on our books; (ii) the class and number of shares of our capital stock which are owned beneficially and of record, as well as a description of all securities or contracts, with a value derived in whole or in part from the value of any shares of our capital stock, held by you and such beneficial owner or to which either is a party; (iii) a description of all arrangements or understandings between you and any such beneficial owner and any other person or persons (including their names) regarding the nomination; (iv) a representation that you intend to appear in person or by proxy at the meeting to nominate the persons named in your notice; and (v) a description of any other information relating to you and any such beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934.

As required by our Corporate Governance Guidelines, when evaluating the appropriate characteristics of candidates for service as a director, the governance and nominating committee takes into account many factors. The board of directors selects and recommends to stockholders qualified individuals who, if added to the board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for us. Board candidates are considered based on various criteria, including breadth and depth of relevant business and board skills and experiences, judgment and integrity, reputation in their profession, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. These considerations are made in the context of an assessment of the perceived needs of the board of directors at the particular point in time. We do not have a formal policy with respect to diversity, however, the board of directors seeks to have a board that represents diversity as to gender, race, ethnicity and background experiences. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the board for an extended period of time.

The governance and nominating committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates should write to SPS Commerce, Inc., 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402, Attention: Chief Financial Officer, stating in detail the characteristics that make the candidate a suitable person to serve on our board of directors in light of our Corporate Governance Guidelines.

Director Compensation

The table below sets forth the compensation provided to our directors during 2012. Mr. Black’s compensation is set forth under “–Summary Compensation Table” because he served as our President and Chief Executive Officer during that year. Mr. Black did not receive any separate compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)		Total ($)
Bradley A. Cleveland(2)	3,179	—	—		3,179
Daniel R. Fishback(2)	8,777	—	—		8,777
Michael B. Gorman	28,022	29,065	29,065	(3)	86,152
Martin J. Leestma	46,185	29,065	29,065	(4)	104,315
Philip E. Soran	28,626	29,065	29,065	(5)	86,756
George H. Spencer, III	37,081	29,065	29,065	(6)	95,211
Sven A. Wehrwein	37,532	29,065	29,065	(7)	95,662

(1)	Represents the grant date fair value of the awards granted during the year computed in accordance with FASB ASC 718. For a discussion of the relevant assumptions used to determine the valuation of our option awards for accounting purposes please refer to Note J to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 6, 2013.

(2)	Mr. Fishback resigned from our board of directors on May 30, 2012, and the board of directors elected Bradley A. Cleveland to the board of directors on November 19, 2012. As of December 31, 2012, Mr. Cleveland did not hold any options to purchase shares of common stock.

(3)	As of December 31, 2012, Mr. Gorman held options to purchase an aggregate of 7,567 shares of common stock, 3,115 of which were vested.

(4)	As of December 31, 2012, Mr. Leestma held options to purchase an aggregate of 44,057 shares of common stock, 39,605 of which were vested.

(5)	As of December 31, 2012, Mr. Soran held options to purchase an aggregate of 24,032 shares of common stock, 18,245 of which were vested.

(6)	As of December 31, 2012, Mr. Spencer held options to purchase an aggregate of 15,032 shares of common stock, 10,580 of which were vested.

(7)	As of December 31, 2012, Mr. Wehrwein held options to purchase an aggregate of 30,792 shares of common stock, 27,591 of which were vested.

For 2012, our director compensation policy provided that each non-employee director received a stock option grant to purchase up to 2,672 shares of our common stock on the date of the annual meeting of stockholders at which the director was elected to the board or continued to serve as a director. The awards vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of stockholders, provided the recipient remains a member of the board as of the vesting date. In addition, each director receives an initial stock option grant to purchase up to $111,000 of shares of our common stock in connection with appointment to the board calculated as the grant date fair value of the option computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation. All stock options granted under the policy have an exercise price equal to the fair market value of our common stock on the date of grant in accordance with our 2010 Equity Incentive Plan.

Our director compensation policy for 2012 also provided that each non-employee director received a restricted stock grant of 1,055 shares of our common stock on the date of the annual meeting of stockholders at which the director was elected to the board or continued to serve as a director. The restricted stock awards vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of stockholders, provided the recipient remains a member of the board as of the vesting date. We also reimbursed our directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

Non-employee directors received cash fees in addition to the equity awards described above. As of the date of the 2012 annual meeting, we increased the cash fees and each non-employee director received an annual retainer of $25,000 and the chairman of our board of directors received an additional annual fee of $12,500. In addition, as of the date of the 2012 annual meeting, the chair of each committee received an annual fee as follows:

Committee Chair	Annual Cash Fee
Audit	$13,500
Compensation	$8,000
Governance and Nominating	$5,000

As of the date of the 2012 annual meeting, we increased the annual fee for each committee member, other than the chair, as follows:

Non-Chair Committee Members	Annual Cash Fee
Audit	$6,750
Compensation	$5,000
Governance and Nominating	$2,000

Before the date of the 2012 annual meeting, our cash fee structure provided each non-employee director an annual retainer of $20,000 and the chairman of our board of directors received an additional annual fee of $10,000. In addition, the chair of each committee previously received an annual fee as follows:

Committee Chair	Annual Cash Fee
Audit	$11,000
Compensation	$8,000
Governance and Nominating	$5,000

Before the date of the 2012 annual meeting, each committee member, other than the chair, previously received an annual fee as follows:

Non-Chair Committee Members	Annual Cash Fee
Audit	$5,000
Compensation	$4,000
Governance and Nominating	$2,000

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of compensation arrangements of our named executive officers for 2012. Our named executive officers for 2012 were:

•	Archie C. Black, our President and Chief Executive Officer,

•	Kimberly K. Nelson, our Executive Vice President and Chief Financial Officer,

•	James J. Frome, our Executive Vice President and Chief Operating Officer,

•	Michael J. Gray, our former Executive Vice President of Operations, and

•	David J. Novak, Jr., our Executive Vice President of Business Development.

Executive Summary

We are a technology company with $77.1 million in annual revenues. We are a leading provider of on-demand supply chain management solutions and the Retail Universe community, providing integration, collaboration, connectivity, visibility and data analytics to thousands of customers worldwide.

In 2012 we achieved several significant financial results. In our earnings releases we focus on revenue, recurring revenue, net income (and diluted EPS), non-GAAP net income (and diluted non-GAAP EPS) and Adjusted EBITDA and we performed well on all these measures in 2012.

•	We had sequential revenue growth for all four quarters of 2012 and we now have 48 consecutive quarters of sequential revenue growth.

•	Our revenues of $77.1 million, compared to $58.0 for 2011, reflect 33% growth from 2011.

•	Our recurring revenues from recurring revenue customers grew 38% from 2011.

•

We achieved improvements in operational efficiency that produced Adjusted EBITDA of $9.0 million, compared to $5.4 million in 2011, and non-GAAP income per diluted share of $0.41 in 2012 and $0.26 in 2011.

Consequently, we believe that we are well-positioned to execute on our long-term strategic objectives over the next several years.

As reflected in our compensation philosophy, we set the compensation of our executive officers, including the named executive officers, based on their ability to achieve annual operational objectives that further our long-term business objectives and to create sustainable long-term stockholder value in a cost-effective manner. Accordingly, our 2012 compensation actions and decisions were based on our executive’s accomplishments in these dual areas. Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives.

For 2012, the committee took the following actions with respect to the compensation of the named executive officers:

•	increased base salaries between 6% and 13% per individual compared to 2011;

•

awarded formula-based bonuses at 100% of the target bonus opportunity established at the beginning of the year, qualitative factor bonuses at 100% of the qualitative factor bonus opportunity, as well as an additional $3,197 in qualitative factor bonus to Mr. Frome due to his strong performance in connection with his promotion to Chief Operating Officer; and

•	approved stock option and restricted stock unit awards to satisfy competitive market concerns, satisfy our retention objectives, and reward individual performance for 2011.

In addition to the compensation details provided above and discussed further below, other important details are as follows:

•	named executive officers are not entitled to any tax gross-up treatment on any severance or change in control benefits; and

•

our compensation programs are reviewed regularly by our compensation committee, which has determined that our compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the company.

Compensation Objectives and Process

We have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executives to achieve the goals that are important to our growth. We typically provide compensation to our named executive officers through a combination of base salary, bonuses and equity awards. During 2012, our compensation primarily consisted of base salary, annual cash incentive awards, stock option grants and restricted stock unit awards, which helps align the incentives of our named executive officers with the interests of our stockholders.

Historically, our compensation committee has established all elements of compensation for our named executive officers. Generally, prior to commencing the compensation determinations, our Chief Executive Officer provided his review of our other named executive officers to the compensation committee. Our compensation committee engaged Compensia, Inc., a compensation consultant, to help evaluate our compensation philosophy and provide guidance in administering our compensation program.

Our compensation committee determines executive compensation, in part, by reference to the compensation information for the executives of a peer group of comparable companies. In 2012, we received a formal compensation study and executive compensation market assessment developed by Compensia, our independent compensation consultant. The Compensia report reviewed publicly available compensation data aggregated for a peer group of public technology companies. These companies were selected based on their similarities in industry and revenue to our company. The group consisted primarily of software and internet companies, with a focus on companies that provide software as a service. It also included other technology companies with headquarters in the Midwest. The peer companies were also selected based on revenue and market capitalization with a range on annual revenue of $25 to $100 million with exceptions up to $150 million for companies with similar products or business models and a range on market capitalization of $50 million to $800 million. Based on these criteria, we selected the following peer group for the executive compensation market analysis:

American Software	Envestnet	SciQuest

Carbonite	LivePerson	Support.com

Convio	Local.com	Tangoe

DemandTec	LogMeIn	Vocus

Demandware	Pros Holdings	Zix

Digimarc	Proto Labs

This comparative data from the peer group is valuable to the compensation committee because it provides insight into competitive pay practices for each of the components of total compensation as well as confirms the reasonableness of our own compensation decisions. In January 2012, our compensation committee reviewed again the analysis of the compensation of our named executive officers relative to compensation paid by our peer group of companies summarized in a report prepared by Compensia. The Compensia report showed that even with the increases to base salaries in 2011, the base salaries of our Chief Executive Officer and Chief Financial Officer were below the 50th percentile of the peer group. The report did not have peer group information for the other named executive officers.

Base Salary

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries for each of our named executive officers are initially established based on arm’s-length negotiations between us and the executive. Our compensation committee reviews the base salaries of our named executive officers annually at the beginning of each year. When negotiating or reviewing base salaries, the compensation committee considers market competitiveness based on their experience, the executive’s expected future contribution to our success and the relative base salaries and responsibilities of our other executives.

In February 2012, our named executive officers received base salary increases ranging from 6% to 13% of their 2011 base salaries. The adjustments were made to transition our named executive officer’s compensation to be competitive with the compensation of other similarly situated companies as reflected in the peer group. Mr. Frome received an additional 6% raise in August 2012 in connection with his promotion to Chief Operating Officer. As a private company until our initial public offering in April 2010, our base salaries were significantly lower than the public company competitive market. Our compensation committee has evaluated annually our named executive officers’ compensation and has incrementally moved their compensation to the median compensation paid by our peer group over the past two years as we continue our transition to a public company executive compensation program.

Bonuses

2012 Management Incentive Plan

Our named executive officers participated in our management incentive plan, or the MIP, which provides them with an opportunity to receive two types of bonuses: a formula-based bonus and a qualitative factor bonus. The formula-based bonus is intended to motivate our executives to achieve specific financial goals that will drive the growth and success of our business. The qualitative factor bonus is designed to motivate our executive team to achieve goals that contribute to our growth and success but are not necessarily measurable by the financial results of our operations.

Formula-Based Bonuses.    The formula-based bonus is based on the target bonus for each named executive officer established by the compensation committee at the beginning of each year. The compensation committee established the target bonus opportunity based on the amount it believes is necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our executives to achieve an aggressive level of growth. The amount of the formula-based bonus, if any, actually paid to executives after the end of the year is determined by a matrix that takes into account our revenues and earnings before interest, taxes, depreciation and amortization and non-cash, share-based compensation, or Adjusted EBITDA, prior to the payment of the MIP. The formula-based bonus is based in part on revenues because, given the scalability of our current core business, the compensation committee believes our financial results are driven most significantly by the revenues we generate. The compensation committee also believes formula-based bonuses should be based in part on Adjusted EBITDA prior to payment of the MIP because Adjusted EBITDA is a useful measure of our operating performance. A reconciliation of net income to Adjusted EBITDA is incorporated by reference to the section titled “Results of Operations — Year Ended December 31, 2012 Compared to Year Ended December 31, 2011 — Adjusted EBITDA” included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2013 (SEC file no. 001-34702).

The matrix provides that each executive will receive a percentage of his or her target formula-based bonus, between 0% and 145%, based on our revenues and Adjusted EBITDA prior to payment of the MIP. For example, for our executives to earn their target bonuses for 2012, we needed to generate revenues of approximately $77.2 million and Adjusted EBITDA of approximately $8.7 million. If we failed to have either revenues of approximately $75.2 million or Adjusted EBITDA of approximately $8.0 million, our named executive officers would not have received a formula-based bonus for the year. With some exceptions, the percentage of the target bonus earned between the minimum and the maximum varies in five percentage-point increments based on revenues and Adjusted EBITDA for the year relative to increments established for each metric in the matrix. The target revenues and Adjusted EBITDA are adjusted during the year by the compensation committee in the event we complete acquisitions, if any, during the year. The compensation committee established the intervals for the matrix with the intent that achieving 100% of an executive’s target bonus will be a difficult but achievable goal in light of the prior year’s results of operations and anticipated growth for 2012. For 2012, we achieved the targets for both revenue and Adjusted EBITDA and the formula-based bonus for each named executive officer was as follows:

•	Mr. Black — $208,125

•	Ms. Nelson — $101,250

•	Mr. Frome — $95,922

•	Mr. Gray — Not eligible for a formula-based bonus due to his resignation

•	Mr. Novak — $86,063

Qualitative Factor Bonuses.    At the beginning of each year, our compensation committee also establishes a target qualitative factor bonus opportunity for each named executive officer that it may pay to the executive at the end of the year in our compensation committee’s discretion. Our compensation committee establishes the target bonus opportunity for each executive in an amount the committee believes is appropriate to incentivize our executives to strive to exceed performance expectations and pursue activities that will not necessarily increase the calculations of revenues or Adjusted EBITDA applied to the formula-based bonus matrix. For 2012, the target qualitative factor bonus opportunity for each named executive officer was as follows:

•	Mr. Black — $69,375

•	Ms. Nelson — $33,750

•	Mr. Frome — $31,974

•	Mr. Gray — $28,125

•	Mr. Novak — $28,688

The amount actually paid to each named executive officer is based on the compensation committee’s qualitative evaluation of each named executive officer’s achievement during the year. Our compensation committee predetermines criteria or goals that they consider in connection with payment of the qualitative factor bonus. For 2012, in determining whether to pay a qualitative factor bonus, the compensation committee reviewed Mr. Black based on the Company’s successful completion of the objectives for the Company’s executive vice presidents, Mr. Frome based on establishment of a detailed product roadmap for our customer offerings, Ms. Nelson based on the success of the implementation of our new enterprise resource planning system and her performance in identifying acquisition opportunities, Mr. Novak based on establishment of a detailed developer network roadmap and achievement of certain channel sales goals and Mr. Gray based on establishment of a detailed product roadmap and achievement of certain operational efficiencies The compensation committee determines the amount of the qualitative factor bonus actually paid to each member of our executive team independent of the formula-based bonus earned after considering the criteria described above. For 2012, the qualitative factor bonus for each named executive officer was equal to their target qualitative factor bonus opportunity with the exception of Mr. Gray, who was not eligible for a qualitative factor bonus due to his resignation.

For 2012, the qualitative factor bonus earned for each named executive officer was as follows:

•	Mr. Black — $69,375

•	Ms. Nelson — $33,750

•	Mr. Frome — $31,974

•	Mr. Gray — Not eligible for a qualitative factor bonus due to his resignation

•	Mr. Novak — $28,688

One-Time Qualitative Factor Bonus

In February 2013, our compensation committee awarded Mr. Frome an additional $3,197 in qualitative factor bonus due to his strong performance and leadership in 2012 following his appointment as Chief Operating Officer in August 2012.

Equity Awards

Historically, we have granted our named executive officers stock options in connection with their initial employment. When determining the size of the award, our compensation committee considers the executive’s position and responsibilities, the equity holdings of our other executives and the anticipated future contribution the executive will make to our success. We believe stock options are an important element of compensation because they provide our executives a potential ownership interest in our company, which helps align executives’ interests with those of other stockholders. We believe stock options further align the interest of our executives and stockholders because the executives profit from stock options only if our stock price increases relative to the option’s exercise price. We believe options also help retain our executives because the awards vest over several years, and vesting depends on the executive’s continued employment with us. Typically, these stock options vest over a period of four years. The vesting of these stock options in the event of a termination or change in control is described in more detail below under “– Potential Payments Upon Termination or Change in Control.” We do not have any security ownership requirements for our named executive officers.

In addition to stock options, we granted our named executive officers restricted stock units in 2012 to provide an enhanced retention element to our equity compensation plan. We believe restricted stock awards are an important element of compensation because they provide our executives an immediate ownership interest in our company, which helps align executives’ interests with those of other stockholders. We believe restricted stock units help retain our executives because the awards vest over several years and have immediate value to the executives upon vesting, while requiring the executives to maintain continuous employment with us in order for the awards to vest. Typically, these restricted stock units vest over a period of four years. The vesting of these restricted stock units in the event of a termination or change in control is described in more detail below under “–Potential Payments Upon Termination or Change in Control.”

At the beginning of each year, our compensation committee grants annual equity awards to our named executive officers. In 2012, Mr. Black received a stock option grant to purchase 31,521 shares of common stock and our other named executive officers received stock option grants to purchase 15,968 shares of common stock. Our policy is to grant annual stock options with an exercise price equal to the fair market value of our common stock on the date of grant. Our named executive officers also received grants of restricted stock units to be settled in shares of common stock ranging from a restricted stock unit grant of 12,473 for Mr. Black to restricted stock unit grants of 6,319 for our other named executive officers. Going forward, we anticipate that equity compensation, whether in the form of restricted stock, stock options, restricted stock units, or other stock-based awards, will become a more significant part of our executive compensation and will continue to be granted on an annual basis in order to ensure a continued unvested equity component to the executive compensation package.

Other Compensation

Perquisites are not a material aspect of our executive compensation program. All of our full-time employees, including our named executive officers, are eligible to participate in our Section 401(k) plan. Pursuant to our Section 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of this reduction contributed to our Section 401(k) plan. Our Section 401(k) plan provides that we will match eligible employees’ Section 401(k) contributions equal to 25% of the employee’s elective deferrals, up to an amount not to exceed 6% of the employee’s compensation.

We entered into agreements with our named executive officers that provide for payments to them under certain circumstances involving a termination of their employment with us or upon a change in control of our company. The committee believes these types of agreements are essential in order to attract and retain qualified executives and promote stability and continuity in our senior management team. We believe that the stability and continuity provided by these agreements are in the best interests of our stockholders. In 2002, we also entered into management incentive agreements with each of Mr. Black and Mr. Frome that provide for a bonus to be paid to them upon a sale of our company. A “sale” includes (1) the disposition of all or substantially all of our assets; (2) the sale of at least 70% of our voting stock to a person who was not a stockholder of our company on July 1, 2002 and (3) a merger or consolidation of our company resulting in 70% or more of the voting power of the surviving company following the transaction being held by persons who were not a stockholder of our company on July 1, 2002. The payment to Mr. Black would be equal to 0.114% of the amount of the purchase price, as defined, exceeding $25 million but less than $65 million, subject to a maximum of $45,600. The payment to Mr. Frome would be equal to 0.115% of the amount of the purchase price, as defined, exceeding $25 million but less than $65 million, subject to a maximum of $46,000. We entered into these agreements in lieu of a cash bonus to each of these individuals to preserve our then-current cash position as we grew our business. These agreements are described in more detail below under “ —Potential Payments Upon Termination or Change in Control. These agreements terminated on June 30, 2012 and are no longer in effect.

Separation Agreement with Michael J. Gray

On November 19, 2012, Mr. Gray resigned as an officer of our company. In consideration for providing a release, Mr. Gray received severance in the amount of six months of his annualized base salary, a supplemental severance payment of $50,000 and immediate vesting of 3,337 of his stock options granted in February 2009.

Accounting and Tax Implications

Subject to rules that generally exempt compensation paid pursuant to pre-existing arrangements approved prior to our initial public offering, as a publicly-traded company we are not permitted under Section 162(m) of the Internal Revenue Code (the “Code”) to deduct compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per covered officer in any year. Compensation that is considered “performance based” for purposes of Section 162(m) is excluded from this limitation. Non-performance based compensation paid to our named executive officers for 2012 did not exceed the $1.0 million limit per officer.

Our compensation committee believes that in establishing the cash and equity incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, our compensation committee may deem it appropriate to provide one or more named executive officers with the opportunity to earn compensation which may not qualify as “performance based” for purposes of Section 162(m), such as cash incentive awards under programs not approved by our shareholders or restricted stock grants tied to the named executive officer’s continued service, and which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code. Our compensation committee believes it is important to maintain this flexibility in determining cash and equity incentive compensation in order to attract and retain high caliber named executive officer candidates, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Also, our compensation committee takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Overview of 2013 Executive Compensation Program

In February 2013, our compensation committee determined the components, design and performance objectives of our 2013 executive compensation program.

2013 Base Salaries

For 2013, our named executive officers received base salary increases ranging from 3% to 9% of their 2012 base salaries. The adjustments were made in order to keep our named executive officers’ compensation competitive with the compensation of other similarly situated companies as reflected in the peer group.

2013 Management Incentive Plan

The management incentive plan for 2013 has been structured in a manner similar to that in place for 2012. The amount of the formula-based bonus, if any, actually paid to executives after the end of the year will still be determined by a matrix that takes into account our revenues and earnings before interest, taxes, depreciation and amortization and non-cash, share-based compensation, or Adjusted EBITDA, prior to the payment of the MIP. The target revenues and Adjusted EBITDA will still be adjusted during the year by the compensation committee in the event we complete acquisitions during the year. The management incentive plan for 2013 also includes a target qualitative factor bonus for each named executive officer that it may pay to the executive in the first quarter of 2014 in the compensation committee’s discretion. The compensation committee established the target amount for each executive in an amount the committee believes is appropriate to incentivize our executives to strive to exceed performance expectations and pursue activities that will not necessarily increase the calculations of revenues or Adjusted EBITDA applied to the formula-based bonus matrix. The amount actually paid to each executive is based on the compensation committee’s subjective evaluation of our executive team’s achievement during the year. Our compensation committee predetermines criteria or goals that they consider in connection with payment of the qualitative factor bonus. The compensation committee determines the amount of the qualitative factor bonus actually paid to each member of our executive team independent of the formula-based bonus earned after considering the specified criteria described above.

2013 Stock Option Grants and Restricted Stock Unit Grants

In February 2013, Mr. Black received a stock option grant to purchase 33,929 shares of common stock and our other named executive officers received stock option grants to purchase 18,215 shares of common stock. Our named executive officers also received grants of restricted stock units to be settled in shares of common stock ranging from a restricted stock unit grant of 12,176 for Mr. Black to restricted stock unit grants of 6,536 for our other named executive officers. The restricted stock units vest over a period of four years.

COMPENSATION COMMITTEE REPORT

The committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the board of directors the inclusion of the Compensation Discussion and Analysis in the company’s year-end disclosure documents.

Compensation Committee of the Board of Directors of SPS Commerce, Inc.

George H. Spencer, III, chairperson

Martin J. Leestma

Philip E. Soran

Summary Compensation Table

The following table provides information regarding the compensation paid to and earned by our named executive officers in 2012:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Archie C. Black	2012	370,000	69,375	315,816	315,816	208,125	3,750	1,282,882
Chief Executive Officer and President	2011	330,000	50,000	—	549,435	214,600	2,801	1,146,836
	2010	300,000	32,760	—	844,835	116,477	2,814	1,296,886

Kimberly K. Nelson	2012	270,000	33,750	159,997	159,997	101,250	3,319	728,313
Executive Vice President and Chief Financial Officer	2011	240,000	24,000	—	274,713	104,400	3,117	646,230
	2010	225,000	40,779	—	187,741	84,221	3,109	540,850

James J. Frome	2012	271,025	35,171	199,969	199,969	95,922	3,137	805,193
Executive Vice President and Chief Operating Officer	2011	240,000	24,000	—	274,713	104,400	3,137	646,251
	2010	225,000	23,690	—	394,256	84,221	3,186	730,353

Michael J. Gray(3)	2012	226,442	—	159,997	159,997	—	201,808	748,244
Former Executive Vice President of Operations	2011	225,000	22,000	—	274,713	98,600	3,675	623,988
	2010	200,000	21,170	—	112,645	59,274	3,675	396,764

David J. Novak, Jr.	2012	255,000	28,688	159,997	159,997	86,063	3,246	692,991
Executive Vice President of Business Development	2011	240,000	24,000	—	274,713	104,400	3,137	646,251
	2010	225,000	23,690	—	187,741	84,221	3,109	523,761

(1)	Represents the grant date fair value of the stock-based awards granted during the year computed in accordance with FASB ASC 718. For a discussion of the relevant assumptions used to determine the valuation of our option awards for accounting purposes, please refer to Note J to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 6, 2013.

(2)	Represents matching contributions under our Section 401(k) plan.

(3)	Mr. Gray served as our Executive Vice President of Operations through November 19, 2012 and he received cash severance payments in the amount of $125,000 for six months of his annualized base salary, a supplemental severance payment of $50,000 and $23,058 in ordinary course separation payments.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers in 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plans			All Other Stock Awards: Number of Units (#)(2)	All Other Option Awards: Number Securities Underlying Options (#)(3)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)
Archie C. Black	February 6, 2012	—	93,656	277,500	371,156	—	—	—	—
	February 10, 2012	February 6, 2012	—	—	—	12,473	31,521	25.32	1,003,584
Kimberly K. Nelson	February 6, 2012	—	45,563	135,000	180,563	—	—	—	—
	February 10, 2012	February 6, 2012	—	—	—	6,319	15,968	25.32	319,984
James J. Frome	February 6, 2012	—	40,247	119,251	159,458	—	—	—	—
	February 10, 2012	February 6, 2012				6,319	15,968	25.32	319,984
	August 9, 2012	August 7, 2012	—	—	—	1,294	3,280	30.89	79,960
Michael J. Gray	February 6, 2012	—	37,969	112,500	153,479	—	—	—	—
	February 10, 2012	February 6, 2012	—	—	—	6,319	15,968	25.32	319,984
David J. Novak, Jr.	February 6, 2012	—	38,728	114,751	150,469	—	—	—	—
	February 10, 2012	February 6, 2012	—	—	—	6,319	15,968	25.32	319,984

(1)	Our board of directors and compensation committee approved a grant of stock options identified in the “All Other Option Awards” column in a meeting on February 6, 2012. In accordance with the terms of this approval, the awards were granted on February 10, 2012.

(2)	The restricted stock units identified in “All Other Stock Awards” column vest as to one-fourth of the units on March 10, 2013, with the remaining underlying units vesting in 36 equal monthly installments on the first day of each month thereafter beginning April 10, 2013.

(3)	The stock options identified in the “All Other Option Awards” column vest as to one-fourth of the shares on March 1, 2013, with the remaining underlying option shares vesting in 36 equal monthly installments on the first day of each month thereafter beginning April 1, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity awards granted to our named executive officers outstanding as of December 31, 2012:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)(3)	Market Value of Units of Stock that Have Not Vested ($)(3)
Archie C. Black	2,651	(1)	—	(1)	$0.37	12/31/2014	—	—
	11,009	(1)	—	(1)	$0.37	7/1/2014	—	—
	115,952	(1)	—	(1)	$0.37	3/31/2016	—	—
	77,614	(1)	42,536	(1)	$12.00	4/27/2020	—	—
	30,040	(1)	38,605	(1)	$16.64	2/11/2021	—	—
	—	(2)	31,521	(2)	$25.32	2/10/2019	—	—
	—		—		—	—	12,473	464,869

Kimberly K. Nelson	73,494	(1)	—	(1)	$3.03	11/26/2017	—	—
	17,258	(1)	9,442	(1)	$12.00	4/27/2020	—	—
	15,016	(1)	19,306	(1)	$16.64	2/11/2021	—	—
	—	(2)	15,968	(2)	$25.32	2/10/2019	—	—
	—		—		—	—	6,319	235,509

James J. Frome	6,675	(1)	—	(1)	$0.37	3/31/2016	—	—
	33,375	(1)	—	(1)	$0.37	7/1/2014	—	—
	36,229	(1)	19,841	(1)	$12.00	4/27/2020	—	—
	15,016	(1)	19,306	(1)	$16.64	2/11/2021	—	—
	—	(2)	15,968	(2)	$25.32	2/10/2019	—	—
	—	(2)	3,280	(2)	$30.89	8/9/2019	—	—
	—		—		—	—	6,319	235,509
	—		—		—	—	1,294	48,227

Michael J. Gray	10,017	(1)	—	(1)	$12.00	4/27/2020	—	—
	14,300	(1)	—	(1)	$16.64	2/11/2021	—	—

David J. Novak, Jr.	61,623	(1)	—	(1)	$2.92	6/30/2017	—	—
	17,258	(1)	9,442	(1)	$12.00	4/27/2020	—	—
	15,016	(1)	19,306	(1)	$16.64	2/11/2021	—	—
	—	(2)	15,968	(2)	$25.32	2/10/2019	—	—
	—		—		—	—	6,319	235,509

(1)	Stock options have a ten-year term and vest and become exercisable as to one-fourth of the shares on the one year vesting commencement date (typically the grant date), with the remaining shares vesting in a series of 36 equal monthly installments on the first day of each month thereafter.

(2)	Stock options have a seven-year term and vest and become exercisable as to one-fourth of the shares on the one year vesting commencement date (typically the grant date), with the remaining shares vesting in a series of 36 equal monthly installments on the first day of each month thereafter.

(3)	Restricted Stock Units generally vest as to one-fourth of the units on the one year vesting commencement date (typically the grant date), with the remaining units vesting in a series of 36 equal monthly installments on the first day of each month thereafter.

Option Exercises and Stock Vested

The following table sets forth certain information regarding stock option exercises by our named executive officers during 2012.

	Stock Awards		Option Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)
Archie C. Black	—	—	72,300	2,009,998

Kimberly K. Nelson	—	—	—	—

James J. Frome	—	—	119,949	3,730,991

David J. Novak, Jr.	—	—	40,000	1,000,448

Michael J. Gray	—	—	80,100	2,415,453

(1)	Reflects the aggregate number of shares acquired on exercise by each named executive officer during 2012.

(2)	Reflects the aggregate value realized on exercise in 2012 by each named executive officer by aggregating (1) the difference between (a) the market price of our common stock on the exercise date and (b) the per share exercise price (2) multiplied by the number of shares acquired on exercise.

Pension Benefits

We do not offer pension benefits to our named executive officers.

Non-Qualified Deferred Compensation

We do not offer non-qualified deferred compensation to our named executive officers.

Employment Agreements

We entered into an employment agreement with Archie C. Black, our Chief Executive Officer. The initial term of the agreement expired on December 31, 2009, but the agreement automatically renews for additional one-year terms unless terminated by us or Mr. Black. This agreement renewed for an additional year on January 1, 2012. Pursuant to the agreement, Mr. Black’s base salary is reviewed annually by our compensation committee and may be maintained or increased, but not decreased, in the compensation committee’s discretion. Mr. Black’s employment agreement requires him not disclose our confidential information or disparage us or our officers or employees at any time during the term of the agreement or thereafter.

We entered into confidentiality and non-competition agreements with our named executive officers other than Mr. Black. These agreements require the executives to not disclose our confidential information at any time. The agreements also require the executives not to compete with us or solicit our employees to engage in other employment during the term of the executive’s employment with us and for one year thereafter. We entered into a confidentiality agreement, but not a non-competition agreement, with Mr. Black.

The employment and confidentiality and non-competition agreements with our named executive officers address various termination of employment scenarios. No severance payments are made to executives who are terminated for cause. The terms of potential payments under these agreements upon a termination of employment are summarized below under “ — Potential Payments Upon Termination or Change-in-Control.”

We entered into management incentive agreements with each of Archie C. Black and James J. Frome that provide for a bonus to be paid to them upon a sale of our company. A “sale” includes (1) the disposition of all or substantially all of our assets; (2) the sale of at least 70% of our voting stock to a person who was not a stockholder of our company on July 1, 2002 and (3) a merger or consolidation of our company resulting in 70% or more of the voting power of the surviving company following the transaction being held by persons who were not a stockholder of our company on July 1, 2002. The payment to Mr. Black would be equal to 0.114% of the amount of the purchase price, as defined, exceeding $25 million but less than $65 million, subject to a maximum of $45,600. The payment to Mr. Frome would be equal to 0.115% of the amount of the purchase price, as defined, exceeding $25 million but less than $65 million, subject to a maximum of $46,000. These agreements terminated on June 30, 2012 and are no longer in effect.

Separation Agreement with Michael J. Gray

On November 19, 2012, Michael J. Gray, our former Executive Vice President of Operations, resigned as an officer of our company. In consideration for providing a release, Mr. Gray received severance in the amount of six months of his annualized base salary, a supplemental severance payment of $50,000 and immediate vesting of 3,337 of his stock options granted in February 2009.

Potential Payments Upon Termination or Change-in-Control

Employment Agreements

We have entered into agreements that will require us to provide compensation to our named executive officers in the event of a termination of employment or a change in control of our company. Our employment agreement with Archie C. Black, our Chief Executive Officer, provides that, if we terminate his employment without cause, or if he terminates his employment with us for good reason, we will (1) pay his salary for 12 months in accordance with our regular payroll practices and any unused vacation accrued as of the date of termination and (2) provide health care benefits to him and his family for 12 months after the date of termination on the same terms as they are provided as of termination. “Cause” for termination exists upon (a) conviction of a felony; (b) dishonesty or gross misconduct in the performance of the agreement; or (c) failure by Mr. Black to cure his material breach of the agreement within 30 days of receiving written notice of breach from us. Mr. Black may terminate his employment for “good reason” (a) by providing us with notice of his intent to terminate his employment within 10 days of his annual performance review; (b) our failure to cure our material breach of the agreement within 30 days of receiving written notice of breach from him; or (c) upon a change in control, which includes removal of Mr. Black as our Chief Executive Officer by our board of directors or the occurrence of a transaction that results in the holders of our stock immediately prior to the transaction ceasing to hold the voting power necessary to elect a majority of our board following the transaction. Also, if we terminate Mr. Black’s employment if he suffers a permanent disability, we will maintain for his benefit for 12 months after termination all health benefit plans in which he was entitled to participate immediately prior to termination.

We have entered into agreements with each of our named executive officers other than Mr. Black that provide that, if we terminate the named executive officer’s employment without cause, and provided the termination does not occur upon or within 12 months of a change in control of our company, we will pay the named executive officer six months of his or her then-current base salary over a six-month period in accordance with our normal payroll practices. If we terminate the named executive officer’s employment without cause upon or within 12 months after a change in control, or if the named executive officer terminates his or her employment for good reason upon or within 12 months after a change in control, we will pay the named executive officer 12 months of his or her then-current base salary over a 12-month period in accordance with our normal payroll practices. Payment of these amounts is subject to certain conditions and limitations, including that the named executive officer execute a release of claims against us. A “change in control” and the reasons for which a named executive officer may terminate without “cause” are defined in accordance with our 2001 Stock Option Plan and described below. A named executive officer may terminate his or her employment for “good reason” if there is a material reduction in the officer’s salary at the time of the change in control or a material reduction in responsibilities following the change in control.

Option Agreements and Restricted Stock Unit Agreements

Generally, option agreements executed pursuant to our 2001 Stock Option Plan, provide that, in the event of a change in control of our company, outstanding stock options granted to senior management, including our named executive officers, immediately become exercisable as to 50% of the unvested shares subject to option. Our option agreements with our named executive officers also provide that if the named executive officer’s employment with us is terminated, or the named executive officer’s employment responsibilities or base salary are materially reduced, other than for cause, prior to the first anniversary of the change in control, all remaining unvested shares subject to the option immediately become fully exercisable. A “change in control” includes (1) any person’s acquisition of beneficial ownership of 50% or more of our outstanding common stock; (2) a failure to have a majority of our board of directors be people for whose election our board solicited proxies; (3) approval by our stockholders of a reorganization, merger or consolidation, unless our stockholders immediately prior to the transaction own more than 50% of the voting power of the corporation resulting from the transaction; or (4) approval by our stockholders of the disposition of all or substantially all of our assets. “Cause” for termination exists upon (a) failure by the named executive officer to cure his or her material breach of the terms of a non competition/non solicitation agreement between us and the officer within 30 days of receipt of written notice of breach from us; (b) gross negligence or willful misconduct by the officer; (c) conviction of the officer of a crime involving moral turpitude or any felony; (d) willful violation of instructions from our board of directors or Chief Executive Officer; or (e) fraud, embezzlement, theft or proven dishonesty against us.

Generally, option agreements and restricted stock unit agreements executed pursuant to our 2010 Equity Incentive Plan provide that in the event of a sale of all or substantially all of our assets or a merger, consolidation, or share exchange involving our company, the surviving or successor entity may continue, assume or replace some or all of the outstanding awards under the 2010 Equity Incentive Plan. Our awards agreements with our executive officers typically provide that if awards granted to the executive officer under the 2010 Equity Incentive Plan are continued, assumed or replaced in connection with such an event and if within one year after the event the executive officer experiences an involuntary termination of service other than for cause, then the executive officer’s outstanding awards will vest in full, will immediately become fully exercisable and will remain exercisable for one year following termination. If awards granted to any participant are not continued, assumed or replaced, the administrator may provide for the surrender of any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the event for the number of shares subject to the award less the aggregate exercise price (if any) of the award. In the event of a change in control (as defined in the 2010 Equity Incentive Plan) that does not involve a merger, consolidation, share exchange, or sale of all or substantially all of our company’s assets, the plan administrator, in its discretion, may provide that any outstanding award will become fully vested and exercisable upon the change in control or upon the involuntary termination of the participant within one year after the change in control or that any outstanding award will be surrendered in exchange for payment to the holder of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

Management Incentive Agreements

We entered into the management incentive agreements with each of Archie C. Black and James J. Frome described above under “ — Employment Agreements” that provide for a bonus to be paid to them upon a sale of our company. The payment to Mr. Black would be equal to 0.114% of the amount of the purchase price, as defined, exceeding $25 million but less than $65 million, subject to a maximum payment of $45,600. The payment to Mr. Frome would be equal to 0.115% of the amount of the purchase price, as defined, exceeding $25 million but less than $65 million, subject to a maximum payment of $46,000. These agreements terminated on June 30, 2012 and are no longer in effect.

The following tables list the potential payments and benefits upon termination of employment or change in control of our company for our named executive officers. The tables assume the triggering event for the payments or provision of benefits occurred on December 31, 2012. Amounts in the tables for the vesting of unvested stock options are calculated based on the number of accelerated stock options multiplied by the difference between $37.27, the closing price for a share of our common stock on The NASDAQ Stock Market on December 31, 2012, and the per share exercise price.

Archie C. Black

Triggering Event	Salary, Bonus & Unused Vacation	Health Benefits(1)	Vesting of Unvested Stock Options
Termination Without Cause or for Good Reason	$405,577	$7,222	—
Permanent Disability	—	$7,222	—
Change in Control Without Related Termination	$45,600	—	—
Change in Control With Related Termination	$45,600	—	$2,712,851

(1)	The amounts for health benefits were calculated by multiplying our standard monthly rates for family health and dental benefits by 12.

Kimberly K. Nelson

Triggering Event	Salary	Vesting of Unvested Stock Options
Termination Without Cause or for Good Reason Unrelated to Change in Control	$135,000	—
Termination Without Cause or for Good Reason Related to Change in Control	$270,000	—
Change in Control Without Related Termination	—	$119,300
Change in Control With Related Termination	—	$1,063,209

James J. Frome

Triggering Event	Salary & Bonus	Vesting of Unvested Stock Options
Termination Without Cause or for Good Reason	$132,500	—
Termination Without Cause or for Good Reason Related to Change in Control	$265,000	—
Change in Control Without Related Termination	$46,000	—
Change in Control With Related Termination	$46,000	$1,395,145

Michael J. Gray

Triggering Event	Salary	Vesting of Unvested Stock Options
Termination Without Cause or for Good Reason	$112,500	—
Termination Without Cause or for Good Reason Related to Change in Control	—	—
Change in Control Without Related Termination	—	—
Change in Control With Related Termination	—	—

David J. Novak, Jr.

Triggering Event	Salary	Vesting of Unvested Stock Options
Termination Without Cause or for Good Reason	$127,500	—
Termination Without Cause or for Good Reason Related to Change in Control	$255,000	—
Change in Control Without Related Termination	—	$119,300
Change in Control With Related Termination	—	$1,063,209

Outstanding Equity Awards

The following table summarizes, as of December 31, 2012, the number of shares of our common stock to be issued upon exercise of outstanding options and settlement of restricted stock units granted under our equity plans as of December 31, 2012. The table also includes the weighted-average exercise price of options and the number of shares remaining available for future issuance under the plans for all awards.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding shares in first column)
Equity compensation plans approved by stockholders(1)(2)	1,438,382	(3)	$12.41	(4)	1,145,340
Equity compensation plans not approved by stockholders	None		N/A		None

(1)	Includes the 2001 Stock Option Plan and the 2010 Equity Incentive Plan.

(2)	The 2010 Equity Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the 2010 Equity Incentive Plan shall be increased on January 1 of each year beginning in 2011 and ending on January 1, 2020 in an amount equal to the lesser of 6% of the total number of our shares outstanding as of December 31 of the immediately preceding calendar year or a number of shares determined by our board of directors; provided, however, no more than 1,201,500 shares of our common stock may be issued upon the exercise of incentive stock options.

(3)	Includes 1,370,141 shares subject to outstanding and unexercised stock option awards and 68,241 shares issuable in settlement of restricted stock unit awards.

(4)	The weighted average exercise price reflects only the outstanding stock option awards, as the other forms of awards disclosed in this note entail the issuance of shares for the payment of no consideration.

SECURITY OWNERSHIP

Beneficial Ownership of Directors, Nominees, Executive Officers and Beneficial Owners of More than Five Percent of Our Common Stock

The following table shows how many shares of our common stock were beneficially owned as of March 20, 2013 by each of the persons known by us to be beneficial owners of more than 5% of our common stock, directors, director nominees and executive officers named in the Summary Compensation Table contained in this proxy statement, and by all of our directors and executive officers as a group. Percentage ownership of our common stock in the table is based on 14,955,624 shares of our common stock issued and outstanding on March 20, 2013. Except as otherwise noted below, persons have sole voting and investment power and the address for each director or officer listed in the table is c/o SPS Commerce, Inc., 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
Executive Officers and Directors:
Archie C. Black	341,328	(1)	2.2%
Bradley A. Cleveland	440	(2)	*
James J. Frome	107,218	(3)	*
Michael B. Gorman	29,090	(4)	*
Martin J. Leestma	45,112	(5)	*
Kimberly K. Nelson	118,631	(6)	*
David J. Novak, Jr.	106,759	(7)	*
Philip E. Soran	24,197	(8)	*
George H. Spencer, III	16,087	(9)	*
Sven A. Wehrwein	31,847	(10)	*
All directors, director nominees, and executive officers as a group (10 persons)	820,749		5.4%
Other beneficial owners:
Capital World Investors	901,300	(11)	6.1%
Columbia Wanger Asset Management, LLC	1,644,700	(12)	11.2%
FMR LLC	2,173,136	(13)	14.8%
Riverbridge Partners LLC	920,879	(14)	6.3%

*	Less than one percent

(1)	Includes 70,755 shares owned by the Archie C. and Jane McDonald Black Charitable Trust (the “Charitable Trust”) for which Mr. Black serves as a co-trustee, 800 shares owned by Mr. Black’s sons, 266,135 shares subject to options that are exercisable within 60 days of the date of the table and 3,638 restricted stock units that will vest within 60 days of the date of the table. Mr. Black may be deemed to have shared voting and investment power over the shares held by the Charitable Trust and his sons, but disclaims beneficial ownership of such shares. Mr. Black has served as our Chief Executive Officer and President and a member of our board of directors since 2001.

(2)	Includes 440 shares subject to options that are exercisable within 60 days of the date of the table.

(3)	Includes 105,374 shares subject to options that are exercisable within 60 days of the date of the table and 1,844 restricted stock units that will vest within 60 days of the date of the table. Mr. Frome has served as our Executive Vice President and Chief Operating Officer since August 2012.

(4)	Includes 20,468 shares owned by Mr. Gorman, 7,567 shares subject to options that are exercisable within 60 days of the date of the table, and 1,055 restricted stock units that will vest within 60 days of the date of the table.

(5)	Includes 44,057 shares subject to options that are exercisable within 60 days of the date of the table and 1,055 restricted stock units that will vest within 60 days of the date of the table.

(6)	Includes 116,787 shares subject to options that are exercisable within 60 days of the date of the table and 1,844 restricted stock units that will vest within 60 days of the date of the table. Ms. Nelson has served as our Executive Vice President and Chief Financial Officer since 2007.

(7)	Includes 104,915 shares subject to options that are exercisable within 60 days of the date of the table and 1,844 restricted stock units that will vest within 60 days of the date of the table. Mr. Novak has served as our Executive Vice President of Business Development since 2007.

(8)	Includes 23,142 shares subject to options that are exercisable within 60 days of the date of the table and 1,055 restricted stock units that will vest within 60 days of the date of the table.

(9)	Includes 15,032 shares subject to options that are exercisable within 60 days of the date of the table and 1,055 restricted stock units that will vest within 60 days of the date of the table.

(10)	Includes 30,792 shares subject to options that are exercisable within 60 days of the date of the table and 1,055 restricted stock units that will vest within 60 days of the date of the table.

(11)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Capital World Investors on February 13, 2013, and reflects beneficial ownership as of December 31, 2012. Capital World Investors has sole voting power as to 901,300 shares and sole dispositive power as to 901,300 shares. One or more clients of Capital World Investors have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of SPS Commerce Inc. Capital World Investors holds more than five percent of the outstanding common stock of the Company as of December 30, 2012 on behalf of each of the following client(s): SMALLCAP World Fund, Inc. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(12)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Columbia Wanger Asset Management, LLC on February 14, 2013, and reflects beneficial ownership as of December 31, 2012. Columbia Wanger Asset Management, LLC has sole voting power as to 1,468,700 shares and sole dispositive power as to 1,644,700 shares. The number of shares includes shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by Columbia Wanger Asset Management, LLC. CAT held 6.1% of the outstanding common stock of the Company at December 31, 2012. Columbia Wanger Asset Management, LLC is the investment advisor of CAT and may be deemed to beneficially own the shares held by CAT. The address for Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(13)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by FMR LLC on January 10, 2013, and reflects beneficial ownership as of December 31, 2012. FMR LLC has sole voting power as to 0 shares and sole dispositive power as to 2,173,136 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Stock of the Company. The interest of one person, Fidelity Advisor New Insights Fund, an investment company registered under the Investment Company Act of 1940, in the common stock of the Company, amounted to 1,000,000 shares or 6.810% of the Company’s total outstanding common stock at December 31, 2012. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(14)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Riverbridge Partners LLC on February 4, 2013, and reflects beneficial ownership as of December 31, 2012. Riverbridge Partners LLC has sole voting power as to 631,339 shares and sole dispositive power as to 920,879 shares. The address for Riverbridge Partners LLC is 801 Nicollet Mall, Suite 600, Minneapolis, MN 55402.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership of our securities and reports of changes in ownership with the Securities and Exchange Commission. Based on our knowledge and on written representations from our executive officers and directors, we believe that all Section 16(a) filing and disclosure requirements applicable to our executive officers and directors for 2012 have been satisfied, with the exception of Archie Black and James Frome for whom the company filed one late Form 4 for each individual.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee are or has at any time during the last completed fiscal year been an officer or employee of ours. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the last completed fiscal year.

Transactions with Related Persons

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Director Indemnification Agreements

We entered into indemnification agreements with each of our directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Policy for Approval of Related Person Transactions

The board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Our related person policy requires that any executive officer requesting to enter into a transaction with a “related person” generally must promptly disclose to our audit committee the related person transaction and all material facts with respect thereto. In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) the commercial reasonableness of the terms, (2) the benefit and perceived benefits, or lack thereof, to us, (3) opportunity costs of alternate transactions and (4) the materiality and character of the related person’s interest, and the actual or apparent conflict of interest of the related person. Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and stockholders and the terms of the transaction are fair to our company. No related person transaction will be consummated without the approval or ratification of our audit committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest. Under our related person policy, a “related person” includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related person transactions exempt from our policy include transactions available to all of our employees and stockholders on the same terms and transactions between us and the related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve less than $120,000 in a fiscal year. We adopted our related person policy in connection with our initial public offering in 2010 and did not have a formal review and approval policy for related person transactions at the time of any transaction described in this “Certain Relationships and Related Transactions” section.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR INDEPENDENT AUDITOR

Audit Committee Report

The primary function of our audit committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of our consolidated financial statements. The consolidated financial statements of SPS Commerce, Inc. for the year ended December 31, 2012 were audited by Grant Thornton LLP, independent auditor for the company.

As part of its activities, the audit committee has:

1.   Reviewed and discussed with management and the independent auditor the company’s audited financial statements;

2.  Discussed with the independent auditor the matters required to be communicated under Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

3.  Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Management is responsible for the company’s system of internal controls and financial reporting process. Grant Thornton LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. Our committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Grant Thornton LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to the board of directors of SPS Commerce, Inc. the inclusion of the audited consolidated financial statements in SPS Commerce, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of SPS Commerce, Inc.

Sven A. Wehrwein, Chairperson

Martin J. Leestma

George H. Spencer, III

Auditor Fees

Grant Thornton LLP served as our independent auditor for 2012 and 2011. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for 2012 and 2011, as well as fees for the review of our interim consolidated financial statements for each quarter in 2012 and 2011 and for all other services performed for 2012 and 2011 by Grant Thornton LLP.

	2012	2011
Audit Fees(1)	$396,605	$252,219
Audit-Related Fees(2)	17,524	13,973
Tax Fees(3)	75,343	44,900
All Other Fees	—	—

Total	$489,472	$311,092

(1)	Audit Fees consist of fees for the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements, the review of financial information included in our filings with the SEC (including our secondary public offering in September 2012) and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees for professional services rendered in connection with acquisitions and for the audit of our 401(k) retirement savings plan.

(3)	Tax Fees consist of the aggregate fees billed in 2012 and 2011 for professional services rendered for tax compliance, tax advice and tax planning. Such fees primarily related to federal and state tax compliance, planning and consulting.

Auditor Services Pre-Approval Policy

The audit committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the audit committee’s practice is to approve annually all audit, audit-related and tax and other services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the audit committee, which may delegate authority to grant such pre-approvals during the year to one or more independent members of the audit committee. Any pre-approvals granted pursuant to delegated authority must be reported to the audit committee at its next regular meeting.

Our audit committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence.

ITEM 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The audit committee of our board of directors has selected Grant Thornton LLP to serve as our independent auditor for the year ending December 31, 2013. While it is not required to do so, our board of directors is submitting the selection of Grant Thornton LLP for ratification in order to ascertain the views of our stockholders with respect to the choice of audit firm. If the selection is not ratified, the audit committee will reconsider its selection. Representatives of Grant Thornton LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

The board of directors recommends that you vote FOR ratification of the selection of Grant Thornton LLP as the independent auditor of SPS Commerce, Inc. and our subsidiaries for the year ending December 31, 2013. Proxies will be voted FOR ratification of this selection unless otherwise specified.

ITEM 3 — ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

General Information

We are providing our stockholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this proxy statement. As described in the Compensation Discussion and Analysis (“CD&A”), we have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executives to achieve the goals that are important to our growth. We typically provide compensation to our named executive officers through a combination of base salary, bonuses and equity awards. During 2012, our compensation primarily consisted of base salary, annual cash incentive awards, stock option grants and restricted stock unit awards, which helps align the incentives of our named executive officers with the interests of our stockholders.

Our stockholders have a right to cast an advisory vote on our executive compensation program at the annual meeting. As a result, we are presenting this proposal, which gives you, as a stockholder, the opportunity to endorse our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the stockholders approve the compensation of SPS Commerce, Inc. named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in our 2012 proxy statement.”

The board of directors urges stockholders to endorse the compensation programs for our named executive officers by voting FOR the resolution.

As discussed in the CD&A contained in this proxy statement, the compensation committee of the board of directors believes that the executive compensation for 2012 is reasonable and appropriate, is justified by our performance in an extremely difficult economic environment and is the result of a carefully considered approach. In deciding how to vote on this proposal, the board of directors advises you to consider the following factors related to the compensation paid to our named executive officers in fiscal 2012, each of which is discussed in the CD&A:

•

Our financial results exceeded the expectations we set for ourselves at the beginning of the year, with a revenue increase of 33% over 2011, to a record $77.1 million, and a 66% increase in adjusted EBITDA to a record $9.0 million. Recurring revenue also increased 38% from 2011. Our stock price closed 2012 at $37.27 per share, an increase of 44% from $25.95 at the end of 2011.

•	In 2012, we made only modest base salary increases for our named executive officers of between 6% and 13% per individual compared to 2011.

Because your vote is advisory, it will not be binding on the board of directors and will not overrule any decision by the board or require the board to take any action. However, the board of directors and the compensation committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with stockholders to better understand the concerns that influenced the vote. The board of directors and the compensation committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

The board of directors, upon recommendation of the compensation committee, unanimously recommends a vote “FOR” approval of the resolution to approve the compensation of our named executive officers.

ITEM 4 — ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

A separate proposal will be presented at the annual meeting asking stockholders to approve on an advisory basis the frequency of the stockholder advisory vote on the compensation of our named executive officers.

Stockholders are being asked to vote on whether the stockholder vote on the compensation of our named executive officers should occur every one, two or three years. You will also have the choice to abstain from voting on this proposal.

The board of directors recommends that the stockholders vote in favor of conducting the advisory vote to approve the compensation of our named executive officers once every year. Our board of directors reviewed the alternatives to determine the approach that will best serve our company and our stockholders. Our board of directors has determined that an advisory vote on executive compensation held every year would be the best approach for our company based on a number of considerations, including, among other things, the following:

•

our compensation program ties a substantial portion of the compensation provided to our named executive officers to our long-term corporate performance and stockholder returns. We believe that an annual vote will give our stockholders sufficient opportunity to fully assess the success or failure of our long-term compensation strategies and the related business outcomes with the hindsight of a year of corporate performance; and

•

a one-year vote cycle allows sufficient time for our board of directors to review and respond to stockholders’ views on executive compensation and to implement changes, if necessary, to our executive compensation program.

Because your vote is advisory, it will not be binding upon the board of directors. However, our board values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct an advisory vote on the compensation of our named executive officers as it deems appropriate.

The board of directors, upon recommendation of the compensation committee, unanimously recommends a vote for the option of once every year as the frequency for which shareholders are provided an advisory vote to approve the compensation of our named executive officers.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2014 annual meeting of stockholders, the written proposal must be received at our principal executive offices on or before December 2, 2013. The proposal should be addressed to SPS Commerce, Inc., Attention: Chief Financial Officer, 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our bylaws, in order to be properly brought before the 2014 annual meeting, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our principal executive offices in Minneapolis, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our bylaws (and not pursuant to Rule 14a-8 of the Securities and Exchange Commission) must be received no earlier than January 15, 2014, and no later than February 14, 2014.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the meeting, the persons named as proxies above will vote as they deem in the best interests of SPS Commerce, Inc.

Archie C. Black

President and Chief Executive Officer

Dated: April 1, 2013

LOCATION OF SPS COMMERCE, INC. ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 15, 2013, at 8:30 a.m.

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Beneficial owners of common stock held in street name by a broker, bank, trust or other nominee may need proof of ownership to be admitted to the meeting. A brokerage statement or letter from the broker, bank, trust or other nominee are examples of proof of ownership.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, May 14, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, May 14, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees		☐	☐	☐

01	Archie C. Black 02 Bradley A. Cleveland 03 Michael B. Gorman 04 Martin J. Leestma 05 Philip E. Soran
06	George H. Spencer III 07 Sven A. Wehrwein
The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	Ratification of the selection of Grant Thornton LLP as the independent auditor for the fiscal year ending December 31, 2013.							☐	☐	☐
3	Advisory approval of the compensation of our named executive officers.							☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:							1 year	2 years	3 years	Abstain
4	Advisory vote on the frequency of future votes to approve the compensation of our named executive officers.						☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date		JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

SPS COMMERCE, INC. Annual Meeting of Stockholders May 15, 2013 8:30 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Archie C. Black and Kimberly K. Nelson, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SPS Commerce, Inc., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 08:30 AM, CT on May 15, 2013 at FAEGRE BAKER DANIELS LLP 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side